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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

 1. Berg Technology, Inc., a Nevada corporation

 2. Berg Holdings U.S., Inc., a Delaware corporation

 3. Berg Electronics Korea Ltd., a Korean corporation

 4. Berg Electronics, B.V., a Netherlands corporation

 5. Berg Electronics Manufacturing B.V., a Netherlands corporation

 6. Berg Electronics Distributor B.V., a Netherlands corporation

 7. Berg Connector Systems, S.L., a Spanish corporation

 8. Berg Connector Systems GmbH, a German corporation

 9. Bergtronics, O.y., a Finnish corporation

10. Berg Electronics, S.r.L., an Italian corporation

11. Berg Electronics Canada, Inc., a Canadian corporation

12. Berg Electronics Hong Kong Limited, a Hong Kong corporation

13. Berg Electronics Singapore PTE Ltd., a Singapore corporation

14. Berg Electronics S.A., a French corporation

15. CBOS Electronics, AB, a Swedish corporation

16. Berg Electronics S.A., a Swiss corporation

17. Connector Systems Limited, a United Kingdom corporation

18. Connector Systems (U.S.), Inc., a Delaware corporation

19. Berg Electronics Taiwan Ltd., a Taiwanese corporation

20. Berg Electronics, Japan K.K., a Japanese corporation

21. Berg Electronics Engineering K.K., a Japanese corporation

22. Connector Systems Technology, N.V., an Antilles corporation

23. TVS Berg Ltd., an Indian corporation (a 40% owned joint venture)

24. Harbor Electronics, Inc., a Delaware corporation

25. Socket Express, Inc., a New Jersey corporation

26. Berg Electronics Group, Inc., a Delaware corporation

27. Specialty Connector Company, a Delaware corporation

28. Berg Employment Company, a Delaware corporation

29. Berg Connectors Sweden AB, a Swedish corporation

30. Berg Electronics China Ltd., a Hong Kong corporation

31. Berg Electronics Nantong, Ltd., a People's Republic of China corporation

32. Berg Electronics Ireland B.V., a Netherlands corporation

33. Berg (UK) Limited, a United Kingdom corporation